Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), is executed and entered into on the 10th day of June, 2008, by and between MDRNA, INC., a Delaware corporation (the “Company”), with offices at 3830 Monte Villa Parkway, Bothell, Washington 98021 and J. Michael French, an individual resident in the State of Arizona (the “Executive”), effective June 23, 2008 (the “Effective Date”).
W I T N E S S E T H :
     WHEREAS, the Company and the Executive wish to enter into this Agreement, which shall set forth the Executive’s terms of employment as Chief Executive Officer of the Company,
     NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:
1. Application and Effectiveness of Agreements. Effective as of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein.
2. Employment; Responsibilities and Authority; Definitions.
          (a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its Chief Executive Officer during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Board of Directors of the Company (the “Board”) shall from time to time direct.
          (b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.
          (c) For purposes of this Agreement: (1) the “Business of the Company” means the description of the Company’s business as is described in Part I, Item 1 of the Company’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (provided, however, that for purposes of Sections 18(b) through (e) hereof, “Business of the Company” shall mean the Company’s business as of the date of termination of Executive’s employment, as the same may have changed since the Effective Date), and (2) the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.
3. Term; Employment Period. The “Employment Period” under this Agreement shall commence on the Effective Date and shall terminate at the close of business on June 9, 2011 unless it is (a) extended by written agreement between the parties or by continuing employment of the Executive by the Company as provided in the following sentence or (b) earlier terminated pursuant to Section 11 hereof. If the Executive shall remain in full-time employment by the Company beyond what would otherwise be the end of the Employment Period without any written agreement between the parties, this Agreement and the Employment Period shall be deemed to continue on a quarter-to-quarter basis and either party shall have the right to terminate the Executive’s employment hereunder at the end of any ensuing fiscal quarter on written notice of at least ninety (90) days.
4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be three hundred and forty thousand dollars ($340,000) per annum commencing on the Effective Date and which shall thereafter be set by the Board from time to time as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”), with the target for each year being the 50th percentile of the Radford survey. This target is precatory and not binding on the Company, and the Executive’s base salary may be more or less than said targeted percentile (but in no event shall it be less than the initial base salary).
5. Incentive Cash Compensation.
          (a) For the Company’s fiscal year that began on January 1, 2008, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive’s performance in relation to the performance areas and performance targets which the Board or Compensation Committee shall determine and communicate to the Executive as described below (the “Annual Bonus Plan”). The targeted amount of such Annual Bonus Plan shall be forty percent (40%) of the Executive’s base salary for such year; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be nil, or may be more or less than said targeted amount.
          (b) The Board shall establish performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the second month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives used in determining the Executive’s incentive cash compensation, and the performance areas and performance targets referred to herein, shall be based on the input and recommendations of the Company’s Chair and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee, as the case may be, shall act reasonably and in consultation and cooperation with the Chair and consistently with past practice.
          (c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Board shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of the Board make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable — and therefore inappropriate as a measure of the performance of the Executive — the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.
6. Stock Options. The Company and the Executive hereby acknowledge that the Board of Directors shall grant, as and to the extent provided below in this paragraph, to the Executive options to purchase shares of common stock of the Company (the “Outstanding Options”). The terms of the grant agreements granting such Outstanding Options shall govern the rights and obligations of the Executive with respect thereto, subject, however, to the provisions of Sections 12 and 21 of this Agreement, if and as applicable. Upon the Effective Date of this Agreement, the Executive shall receive a grant of options to purchase 1,260,000 shares of common stock of the Company. With respect to these options: (A) 420,000 options shall vest and be exercisable on June 10, 2009 at the fair market value calculated as of the Effective Date (the “Effective Date Strike Price”); (B) 105,000 options shall vest and be exercisable on each of September 10, 2009, December 10, 2009, March 10, 2010 and June 10, 2010 (for an aggregate 420,000 options during such period) at the Effective Date Strike Price plus $1.00; and (C) 105,000 options shall vest and be exercisable on each of September 10, 2010, December 10, 2010, March 10, 2011 and June 9, 2011 (for an aggregate 420,000 options during such period) with a strike price equal to the Effective Date Strike Price plus $2.00. It is intended that 160,037 of these Outstanding Options qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, and the remaining Outstanding Options shall be treated as non-qualified options. It is further intended that the incentive stock options shall vest such that, as nearly as possible, the aggregate fair market value prices of those incentive stock options which first become exercisable in each of calendar years 2009, 2010 and 2011 shall be $100,000 in each such year.
7. Board. During the Employment Period, the Company shall: (i) take such actions as may be necessary initially to submit Executive’s name to the Nominating and Governance Committee of the Board for consideration as a director, and thereafter, if said Committee deems Executive qualified, to appoint Executive as a director (it being contemplated that such actions shall be completed no later than the next Board of Directors meeting which follows the date of this Agreement), and (ii) thereafter to cause the nomination and recommendation of the Executive for election at the following shareholders’ meeting as a director, and to use all best efforts to cause Executive to be elected as a non-independent director. Upon termination of Executive’s employment, Executive shall immediately resign from the Board and shall be deemed to have immediately for all purposes to have resigned from the Board.
8. Temporary Housing and Related Travel. The Company acknowledges that Executive’s home residence is in Arizona. The Company shall reimburse Executive for his reasonable travel expenses from his home residence to Bothell, Washington, and temporary housing expenses in Bothell, Washington, until such time as Executive relocates to Bothell.
9. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other executive officers of the Company.
10. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s policies in effect from time to time for executive officers of the Company.

11. Termination.
          (a) Executive’s employment by the Company shall be “at will.” Either the Company or the Executive may terminate Executive’s employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days’ prior written notice of termination. In addition, the Executive’s employment by the Company shall be terminated by his death or “Disability” (as defined below). Termination of the Executive’s employment as provided for herein shall terminate the Employment Period.
          (b) For purposes of this Agreement, in the case of a termination of the Executive’s employment hereunder by the Executive, the term “Good Reason” shall have the meaning set forth for it below; in the case of a termination of the Executive’s employment hereunder by the Company, the term “Cause” shall have the meaning set forth for it below; and the other terms set out below in this Section 11 shall have the meanings provided for them respectively:
               (i) “Good Reason” shall mean (i) any material diminution in the Executive’s authority or role as Chief Executive Officer, including his no longer serving as the highest ranking executive officer in the Company; (ii) failure of the Company to pay to the Executive any amounts of base salary and/or incentive cash compensation as provided for in Sections 4 or 5 above, or to honor promptly any of its obligations or commitments regarding stock options or other benefits referred to in Sections 7, 8, 9, and/or 10 above, or to honor promptly any of its other material obligations hereunder, or the Company’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement; (iii) a material demotion in the Executive’s title or status; or (iv) failure of the Executive to have been appointed and/or re-elected to the Board of Directors; provided that, the Executive must notify the Company of the existence of a Good Reason within 90 days of the initial event giving rise to such Good Reason, and the Company shall have 30 days from the date of such notice to cure and remediate such condition and thereby eliminate the Good Reason.
               (ii) “Cause” shall mean (i) the Executive’s willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board, which failure continues for a period of thirty (30) days following receipt by the Executive of written notice from the Company containing a specific description of any such alleged failure(s) and a demand for immediate cure thereof; (ii) conviction of the Executive of a criminal offense involving moral turpitude; (iii) the Executive’s commission of an act of fraud or theft against the Company; or (iv) the Executive’s material violation of any of the terms, covenants, representations or warranties contained in this Agreement provided that, in the case of this clause “iv,” if such violation is subject to cure and effective remediation by the Executive, such violation is not so cured and remediated by the Executive within thirty (30) days following receipt by the Executive of written notice from the Company containing a reference to the violation and a demand for immediate cure thereof.
          (c) “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by an independent physician chosen jointly by the Executive and the Company.
          (d) “Termination Date” shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date that such Disability is established; (iii) if this Agreement is terminated by the Company or by the Executive, the effective date of the termination as provided in Section 11(a) hereof; or (iv) if this Agreement expires by its terms, June 9, 2011 or, if later, the expiration of the Employment Period.
     12. Severance.
          (a) Subject to Section 21 hereof, if (i) the Company terminates the employment of the Executive during any Employment Period and without Cause, or (ii) the Executive terminates his employment during any Employment Period for Good Reason, then (A) Executive shall be entitled to receive base salary, incentive cash compensation (determined on a pro-rated basis as to the year in which the Termination Date occurs), pay for accrued but unused paid time off, and reimbursement for expenses pursuant to Section 13 hereof through the Termination Date, and an amount equal to twelve (12) months of the Executive’s specified base salary hereunder at the rate in effect on the Termination Date payable over the following twelve (12) months in semi-monthly installments, and (B) notwithstanding the vesting and exercisability provisions otherwise applicable to Outstanding Options, all of such options shall be fully vested and exercisable upon such termination and shall remain exercisable as specified in the option grant agreements. Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this Section within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs). Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if it shall have been determined in writing by a court of competent jurisdiction or by any arbitrator appointed pursuant to Section 26 that the Executive has materially violated the provisions of Section 18, 19, or 20 of this Agreement and such violation has not been cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure. The Company also may withhold any severance pay while it pursues such determination.
          (b) Subject to Section 21 hereof, if (A) the Executive voluntarily terminates his employment during any Employment Period other than for Good Reason or (B) the Executive’s employment is terminated by the Company during any Employment Period for Cause, then the Executive shall be entitled to receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs, pay for accrued but unused paid time off, and reimbursement of expenses pursuant to Section 13 hereof through the Termination Date only; vesting of Outstanding Options shall cease on such Termination Date; any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). The Company shall pay the cash amounts provided for in this Section within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).
          (c) Subject to Section 21 hereof, if the Executive’s employment is terminated during any Employment Period due to death or Disability, the Executive (or his estate or legal representative as the case may be) shall be entitled to receive (i) salary, reimbursement of expenses pursuant to Section 13 hereof, and pay for any unused paid time off accrued through the Termination Date; (ii) a pro-rated amount of incentive cash compensation for the fiscal year in which the Termination Date occurs; and (iii) a lump sum equal to base salary at the rate in effect on the date of such termination for the lesser of (a) twelve (12) months and (b) the remaining term of this Agreement at the time of such termination. In such case, vesting of the Outstanding Options shall cease on such Termination Date, and any then un-vested Outstanding Options shall terminate (with the then-vested Outstanding Options vested and exercisable as specified in the option grant agreements). Except to the extent that more time is required to determine any of the incentive compensation amounts, the Company shall pay the cash amounts provided for in this Section on the thirtieth (30th) day following the Executive’s death, or if termination is due to Disability, within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any cash amounts provided for in this Section upon termination due to Disability, the Company shall pay such cash amounts within thirty (30) days after the date of such termination (but no later than the end of the calendar year in which such termination occurs).
          (d) In addition to the provisions of Section 12(a), 12(b), or 12(c), hereof, as the case may be, to the extent COBRA shall be applicable or as provided by law, the Executive and/or his dependants shall be entitled to continuation of group health plan benefits for the periods provided by law following the Termination Date if the Executive (or his survivors) makes the appropriate election and payments; provided, further, that if the Executive and/or his survivors are entitled to severance under Section 12(a) or 12(c) hereof, and the Executive and/or his survivors elect COBRA coverage under a group health plan maintained by the Company, the Company shall continue to contribute towards the cost of such coverage for the Executive and/or his dependents for the twelve (12) month period following his Termination Date, at the same rate which was in effect upon the date of such termination of employment.

          (e) Subject to Section 21 hereof, the Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.
13. Expenses. The Company shall pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time. In addition, the Company shall reimburse the Executive for the costs of his legal counsel incurred in connection with the review and negotiation of this Agreement, in an amount not to exceed $5,000.
14. Facilities and Services. The Company shall furnish the Executive with office space, secretarial and support staff, and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.
15. Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate his losses or the amounts otherwise payable hereunder by seeking other employment or otherwise. The Executive’s acceptance of any other employment shall not diminish or impair the amounts otherwise payable to the Executive hereunder.
16. Place of Performance. The Executive shall perform his duties at the main offices of the Company subject to reasonable travel requirements which may be authorized and directed from time to time by the Board.
17. Insurance and Indemnity. With respect to his service hereunder, the Company shall maintain, at its expense, customary directors’ and officers’ liability and errors and omissions insurance covering the Executive and, if such coverage is available at reasonable cost, for all other executive officers and directors of the Company, in an amount both deemed appropriate by the Company and available in the marketplace. To the extent such defense and indemnification are not fully and irrevocably provided by Company-supplied insurance, the Company shall defend and indemnify the Executive, to the fullest extent permitted by law, from and against any liability asserted against or incurred by the Executive (a) by reason of the fact that the Executive is or was an officer, director, employee, or consultant of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other entity or enterprise or (b) in connection with any action(s), omission(s), or occurrence(s) during the course of such service or such status as an officer, director, employee, or consultant of or to any of the foregoing. The Company’s obligations under this Section 17 shall survive the termination of the Executive’s employment hereunder and any termination of this Agreement.
18. Non-Competition.
          (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.
          (b) In addition, the Executive agrees that, for a period of six (6) months after the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), the Executive shall not (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse’s family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive’s employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive’s employment at the Company.
          (c) Executive further agrees, for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), to refrain from directly or indirectly soliciting or hiring the Company’s collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.
          (d) Executive further agrees, while employed by the Company and for twelve (12) months following the end of the Executive’s employment by the Company (unless such employment is terminated by the Company without Cause, or by the Executive for Good Reason, in which event the following shall be inapplicable), that he will not, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive’s employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive’s termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its

Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.
          (e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 18 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 18 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.
19. Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of six (6) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. This Section 19 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive’s own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.
20. Trade Secrets.
          (a) In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries (“Confidential Material”). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company’s Business or technology, or to current or specifically contemplated future Company products or services: the Company’s confidential commercial information, technology, formulations and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company’s business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 20 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material; provided that Executive shall give prompt notice of such process or order to the Company, and the Executive shall in good faith use reasonable efforts to provide the Company the opportunity to intervene in the event Executive may be compelled to disclose Confidential Information of the Company pursuant to such process or order.
          (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 20 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 20 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.
21. Payment and Other Provisions After Change of Control.
          (a) In the event the Executive’s employment with the Company is terminated either by the Company or by the Executive (other than because of the Executive’s death or Disability) following the occurrence of a Change of Control, and such termination is without Cause if by the Company, or for Good Reason if by Executive, and the date of such termination is within one (1) year following the occurrence of such Change of Control, then the Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 12 hereof, salary, expense reimbursement, and pay for unused paid time off through the termination date and, in addition, the following:
               (i) Additional Amount Based on Base Salary. A lump-sum amount equal to the greater of: (a) twelve (12) months of Executive’s specified base salary hereunder, and (b) the balance of Executive’s specified base salary hereunder to the end of the term of this Agreement;
               (ii) Incentive Cash Compensation. The amount of the Executive’s incentive cash compensation for the fiscal year in which the date of termination occurs

(determined on a pro-rated basis) plus an additional lump-sum amount equal to fifty percent (50%) of the Executive’s base salary for such year; and
               (iii) Other Benefits. Notwithstanding the vesting and/or exercisability provisions otherwise applicable to Outstanding Options, all such stock options shall be fully vested and exercisable upon a Change of Control and shall remain exercisable as specified in the option grant agreements, and subject to the right of the Company to direct the sale of shares in connection with a Change of Control.
Except to the extent that more time is required to determine the incentive cash compensation payable pursuant to Section 21(a)(ii) hereof, the Company shall pay the cash amounts provided for in this Section 21(a) within thirty (30) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs).
          (b) For purposes of this Agreement, the term “Change of Control” shall mean:
               (i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or
               (ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or
               (iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly of indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or
               (iv) A complete liquidation or dissolution of the Company; or
               (v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities Immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.
22. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office, Attn.: Chief Financial Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.
23. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive may enter into certain grant agreements relating to Outstanding Options which shall be effective in accordance with the terms thereof). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought; provided that should the Executive be appointed by the Board to an additional executive office of the Company during the Employment Period, the terms of this Agreement shall apply, the references to “Chief Executive Officer” shall be deemed to read “Chief Executive Officer and [insert office]”, and the compensation provisions hereof shall continue unamended. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.
24. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company’s business or properties. The

Executive’s rights hereunder are personal to and shall not be transferable nor assignable by the Executive.
25. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
26. Governing Law; Arbitration. This agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 18(e) and 20(b) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.
27. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.
28. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
29. Section 409A. The Executive and the Company intend that any compensation under this Agreement shall be paid in compliance with Section 409A of the Internal Revenue Code such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding any other provisions of this Agreement to the contrary, any payment or benefits otherwise due to the Executive upon the Executive’s termination from employment with the Company shall not be made until and unless such termination from employment constitutes a “Separation from Service”, as such term is defined under Section 409A of the Internal Revenue Code. This provisions shall have no effect on payments or benefits otherwise due or payable to the Executive or on the Executive’s behalf, which are not on account of the Executive’s termination from employment with the Company, including as a result of the Executive’s death. Furthermore, if the Company reasonably determines that the Executive is a “Specified Employee” as defined by Section 409A, upon termination of Executive’s employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to the Executive earlier than six months after the date of termination of Executive’s employment if such payment would violate Section 409A and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after the termination of Executive’s employment.
30. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

     IN WITNESS WHEREOF, MDRNA, INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

Company:	MDRNA, INC.

	By:	/s/ Steven C. Quay, M.D., Ph.D.
Name: Steven C. Quay, M.D., Ph.D.
Title: Chairman of the Board

Executive:		/s/ J. Michael French

Name: J. Michael French

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